EXHIBIT (99.1)

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, $0.01 par value per share, of MEDEQUITIES REALTY TRUST, INC. and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Date: January 4, 2019

THE GOLDMAN SACHS GROUP, INC.

By:	/s/ Eddie Arhagba
Name:	Eddie Arhagba
Title:	Attorney-in-fact

GOLDMAN SACHS & CO. LLC

By:	/s/ Eddie Arhagba
Name:	Eddie Arhagba
Title:	Attorney-in-fact